Exhibit 10.19(i)

TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT is made and effective as of the 21st day of July, 2005

BETWEEN:

THE UNIVERSITY OF TORONTO INNOVATIONS FOUNDATION, a corporation without share capital incorporated under the laws of the Province of Ontario whose full post office address is Suite 200, 243 College Street, Toronto, Ontario M5T 1 R5, Canada

(hereinafter “UTIF”)

- and-

PROTAGENIC THERAPEUTICS, INC., a corporation incorporated under the laws of Delaware and having a principal place of business at 4264 Corte Favor, San Diego, California 92130 U.S.A.

(hereinafter “Licensee”)

WHEREAS David Lovejoy, Dalia Barsyte, Susan Rotzinger and Bradley Chewpoy (hereinafter “Owners”), while employed by the University (as hereinafter defined), made an invention titled “Teneurin C-Terminal Associated Peptides (TCAP) and Methods and Uses Thereof” and certain improvements thereto (hereinafter “Invention”);

WHEREAS David Lovejoy, while employed by the University, also made an invention titled “Selected Targeting of Residue Motifs (STORM): A Novel Algorithmic Method to Predict Bioactive Peptides in Genome Databases”, (hereinafter “STORM”);

WHEREAS by an Assignment of Rights from the University dated December 12, 2001 and an Assignment of Rights from the University dated July 4, 2003, the University assigned its entire right, title and interest in the Invention to Owners on terms and conditions set out therein;

WHEREAS by an Assignment of Rights from the University dated December 15, 2004, the University assigned its entire right, title and interest in STORM to David Lovejoy on terms and conditions set out therein;

WHEREAS by a Technology Owners’ Agreement dated March 8, 2002 as amended January 30, 2004, April 28, 2005 and July 20, 2005, the Owners retained UTIF as their agent for the exploitation of the Invention, including the patenting and licensing thereof;

WHEREAS by an Technology Owners’ Agreement dated July 20, 2005, David Lovejoy retained UTIF as his agent for the exploitation of STORM, including the patenting and licensing thereof;

WHEREAS UTIF, on behalf of the Owners, has filed patent applications in relation to the Invention as listed in Schedule A;

WHEREAS Licensee is a company whose purpose is to develop and commercialize novel drugs;

WHEREAS Licensee wishes to commercialize, develop, manufacture, market, distribute and sell products which may be developed through the use of a part or the whole of the Technology, as hereinafter defined, and therefore desires to obtain a license for the Technology; and

WHEREAS UTIF is willing to grant a license under the terms and conditions set forth hereinafter.

NOW THEREFORE in consideration of the premises and the mutual covenants, terms, conditions and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the meanings set forth below unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. The term “control” means the ability to direct the management and policies of said entity, whether through ownership of equity, by contract or otherwise;

“Agreement” means this Technology License Agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced in writing from time to time;

“Calendar Quarter” shall mean the period of time ending on March 31, June 30, September 30 and December 31 of each year;

“Confidential Information” means this Agreement and its terms and conditions, the Knowhow, and any information, which is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, and any information related to the Technology, whether written, oral or in electronic form, provided that tangible materials are marked as confidential, and provided that information given orally is identified as confidential at the time of disclosure, and confirmed as confidential in writing within fifteen (15) days, but shall not include information that:

(a)	is or becomes generally available to the public other than as a result of any act by a Party to this Agreement;

(b)	is rightfully received from a Third Party without similar restriction or without breach of this Agreement;

(c)	a Party is able to demonstrate, in writing, was known to it on a non-confidential basis; or

(d)	was independently developed by a Party without the use of any of the Confidential Information.

“Effective Date” shall mean the date first shown in this Agreement;

“Field of Use” shall mean all human therapeutic applications;

“First Commercial Sale” means the first sale of a Licensed Product in the Territory after Regulatory Approval (as hereinafter defined), by Licensee or its Affiliates (or their sub-licensee(s)) to any Third Party as evidenced by an invoice or other relevant document to such Third Party. A sale shall not include Licensed Products delivered solely for research purposes or for clinical trials or Licensed Products distributed as samples or promotions;

“Improvements” means any and all improvements, variations, updates, modifications or enhancements to the Technology which are developed under the terms of a research agreement dated December 14, 2004, as amended May 31, 2005, between Licensee and the Governing Council of the University of Toronto attached hereto as Schedule B;

“Intellectual Property Rights” means any and all proprietary rights provided under, (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) integrated circuit topography or mask work law, or (vi) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how;

“Know-how” means any and all trade secrets, technical expertise, knowledge, confidential information and know-how, whether patentable or unpatentable relating to the Patents and/or STORM, whether in written, machine readable, drawing or oral form, including, without limiting the generality of the foregoing, all technical information, raw material, data, product specifications, processes and designs, operating and production data, calculations, computer programs, instructions and techniques, quality control and other standards, and drawings relating thereto whether developed by UTIF, an Owner or the Licensee that exists as of the date of this Agreement;

“Licensed Product” means (i) any product derived from STORM; (ii) any product derived from an Improvement; and/or (iii) any product derived from, or partially from, at least one claim of the Patents;

“Milestones” refers to the events which the Licensee has agreed to accomplish within defined periods of time. The Milestones are described in Schedule C of this Agreement;

“Net Sales” means the gross amount received by Licensee, its Affiliates or sub-licensees (including, without limitation, the fair market value of any non-cash consideration received in connection therewith) net of any of the following charges or expenses that are incurred in connection with the sales, leases or other transfers of Licensed Products: (i) discounts (including cash discounts and quantity discounts), chargeback payments and rebates granted to healthcare organizations or to federal, state or local government (or their respective agencies, purchasers and reimbursers) or to trade customers; (ii) credits, rebates or allowances because of damaged goods or returns with respect to Licensed Products; (iii) freight, postage, shipping and insurance charges incurred in transporting the Licensed Product(s) to the end customer; and (iv) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Licensed Products;

“Parties” means UTIF and the Licensee collectively, and “Party” means one of them;

“Patents” means the patent application listed in Schedule A appended hereto and any patents and patent applications from which such patent application claims priority, and shall include any divisional, re-examination, renewal, or continuation applications based on any of the foregoing patents and patent applications, any patents which may issue on, from or as a result of any of the foregoing, and any reissue of said patents;

“Phase I End” means approval by the FDA or other applicable regulatory authority to commence Phase II Clinical Trials of a Licensed Product as such trials are described in 21 C.F.R. 312.21(b);

“Phase II End” means approval by the FDA or other applicable regulatory authority to commence Phase III Clinical Trials of a Licensed Product as such trials are described in 21 C.F.R. 312.21(c);

“Phase III End” means Regulatory Approval of a Licensed Product;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that The Royal Bank of Canada establishes at its head office in Toronto as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Regulatory Approval” means all governmental approvals and authorizations necessary for the manufacture and commercial sale of the Licensed Product in a country of the Territory;

“Secure” means the terms of financing agreed to as witnessed by a signed private placement memorandum (PPM) or term sheet and funds in escrow and accessible by Licensee within thirty (30) days following the execution of the PPM or term sheet;

“STORM” means the invention titled “Selected Targeting of Residue Motifs: A Novel Algorithmic Method to Predict Bioactive Peptides in Genome Databases” as described in the University of Toronto Confidential Invention Disclosure appended hereto as Schedule D;

“Technology” means the Patents, STORM, Know-how and, subject to Section 4.4 herein, Improvements;

“Territory” means each and every country of the world;

“Third Party” means, in respect of a Party, a person who deals with such Party at arm’s length, as that term is defined in the Income Tax Act (Canada) on the date hereof; and

“University” means the University of Toronto.

1.2	Captions

Captions or descriptive words at the commencement of the various sections are inserted for convenience only, and are in no way to be construed as part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

1.3	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

1.4	Schedules

The following schedules form part of this Agreement:

Schedule A	Patent Applications

Schedule B	Research Agreement

Schedule C	Milestones

Schedule D	University of Toronto Confidential Invention Disclosure

ARTICLE 2

TECHNOLOGY LICENSE

2.1	Grant of License for Technology

Subject to the terms and conditions hereinafter set forth, UTIF hereby grants to Licensee:

(a)	an exclusive license, within the Territory and within the Field of Use to develop, make, have made, use, sell, offer for sale and import Licensed Products under all Owners’ right, title and interest in the Technology; and

(b)	an exclusive right to grant sub-licenses of all rights set out in Article 2.1(a) above provided that Licensee shall have the right to audit the books and records of each such sub-licensee in the same manner as UTIF as per Section 3.3(f) hereof. Any such sub-licenses shall be subject to Section 7.2 (b) herein, and Licensee shall notify UTIF of any such sub-license at least thirty (30) days prior to its execution. Further, Licensee shall promptly provide UTIF with a copy of each sub-license agreement entered into hereunder.

2.2	Reserved Rights

Licensee acknowledges that UTIF, on behalf of the Owners and the University, has reserved a royalty-free, perpetual irrevocable license to use the Technology and Improvements for the purpose of research, education and administrative purposes.

2.3	Conversion to Non-Exclusive License

In the event that UTIF elects to convert the rights granted under Section 2.1 herein to non-exclusive rights pursuant to Section 3.2(d) herein:

(a)	Licensee shall continue to pay all Third Party charges for the filing, prosecution and maintenance of the Patents pursuant to section 4.3 herein.

(b)	The right of Licensee to grant sub-licenses to a Third Party under subsection 2.1(b) herein shall be subject to the following conditions:

(i)	UTIF has not granted such Third Party with a non-exclusive license in relation to the Technology;

(ii)	UTIF is not in discussions/negotiations with such Third Party for a nonexclusive license in relation to the Technology;

(iii)	The prior written approval of UTIF, which approval shall not be unreasonably withheld; and

(iv)	Licensee agrees to pay and shall pay to UTIF a non-refundable fee of five thousand dollars ($5,000) within ninety (90) days following the effective date of each sub-license.

(c)	Royalties and fees payable to UTIF pursuant to sections 2.3(b)(iv) and 3.l(a) herein shall be first applied to offset all reasonable expenses incurred by Licensee for filing, prosecuting, securing, and maintaining the Patents subsequent to the date upon which the exclusive rights under section 2.1 herein are converted to non-exclusive rights (the “Conversion Date”). For further clarity, Licensee shall not be entitled to recover such expenses incurred by Licensee prior to the Conversion Date. After Licensee recovers such expenses, any remaining royalties and fees shall be remitted to UTIF according to sections 2.3(b)(iv) and 3.1(a) herein.

(d)	All of the remaining terms and conditions of this Agreement shall continue to apply to Licensee.

ARTICLE 3

CONSIDERATION

3.1	Royalty

(a)	In consideration of the entering into of this Agreement, Licensee, together with all Affiliates, shall pay a royalty (the “Royalty Payment”) to UTIF of two and one-half percent (2.5%) of the Net Sales made during the term of this Agreement.

(b)	If Licensee sub-licenses any rights under this Agreement to a Third Party, the Licensee shall pay UTIF a percentage of the upfront sub-license fees and any periodic milestone payments, sub-license maintenance fees, sub-license milestone payments and similar non-royalty payments made by sub-licensees to Licensee on account of sub-licenses pursuant to this Agreement (the “Upfront Sub-License Fees”), if any such Upfront Sub-License Fees are paid to Licensee, equal to:

(i)	fifty percent (50%) of the Upfront Sub-License Fees, if the sub-license occurs on or before September 9, 2005;

(ii)	twenty-five percent (25%) of the Upfront Sub-License Fees, if the sub-license occurs after September 9, 2005 but before September 9, 2006; or

(iii)	ten percent (10%) of the Upfront Sub-License Fees, if the sub-license occurs on or after September 9, 2006.

(c)	If Licensee sub-licenses any rights under this Agreement to a Third Party, the Licensee, on behalf of such sub-licensee, shall pay UTIF a royalty equal to two and one-half percent (2.5%) of the Net Sales in respect of all sales of Licensed Products made during the term of this Agreement by the sub-licensee (the “Sub-License Royalty Payment”).

(d)	The Upfront Sub-License Fees may include both cash and non-cash consideration as may be agreed upon between UTIF and Licensee.

(e)	If Licensee obtains rights to another royalty bearing technology which is included in the Licensed Products and the aggregate royalty payable on the Licensed Products by the Licensee to all parties is greater than five percent (5%) of Net Sales, then Licensee may reduce the royalty payable to UTIF from two and one-half percent (2.5%) to one and one-half percent (1.5%) of Net Sales. In no case will the royalty payable to UTIF be less than one and one-half percent (1.5%) of Net Sales.

3.2	Milestones

(a)	In relation to each Licensed Product, Licensee shall use reasonable commercial efforts to carry out those activities set out in Schedule C: Milestones hereto.

(b)	Upon First Commercial Sale of a Licensed Product, Licensee shall be deemed to have met all Milestones for that particular Licensed Product.

(c)	Subject to any applicable federal or provincial or state privacy laws or regulations, Licensee shall provide UTIF with the following reports within thirty (30) days following June 30th and December 31st of each year during the term of this Agreement:

(i)	a semi-annual development update disclosing a summary of research results (containing sufficient detail acceptable to UTIF, acting reasonably) obtained from the pre-clinical and clinical development of the Licensed Product during the preceding six (6) month period; and

(ii)	a semi-annual updated business plan.

Said reports are expected to demonstrate continued progress toward the Milestones and to ensure that Licensed Product opportunities and revenue potential is maximized.

(d)	If Licensee fails to either:

(i)	provide reports to UTIF pursuant to Section 3.2 (c) herein; or

(ii)	continue to make reasonable commercial efforts towards obtaining Regulatory Approval for a Licensed Product then Licensee shall cure such breach within six (6) months after written notice of such breach is given to Licensee by UTIF. In the event that Licensee is unable to cure such breach within the said six (6) months, UTIF shall have the option to convert the rights granted pursuant to Section 2.1 herein to non-exclusive rights effective immediately. Upon First Commercial Sale of a Licensed Product, this Subsection 3.2 (d) shall no longer apply for that particular Licensed Product.

3.3	Accounting and Records

(a)	The Royalty Payments, the Upfront Sub-License Fees and the Sub-License Royalty Payments (collectively the “Fees”) under Section 3.1 herein are to be paid by Licensee to UTIF on a quarterly calendar basis and shall be made within thirty (30) days after the end of each Calendar Quarter in which such Fees are received by Licensee.

(b)	The Parties acknowledge that the royalties and fees payable hereunder for all sales of Licensed Products within Canada are subject to the Canadian Goods and Services Tax (“GST”). Licensee hereby agrees to provide UTIF a statement as to the Licensee’s GST status and to remit such amounts to UTIF as required under Canadian GST legislation. UTIF is registered to collect GST under registration number 10525 7117 RT000l.

(c)	Fees shall be paid to UTIF free and clear of all taxes including income taxes, except such taxes as the Licensee shall be required by law to withhold.

(d)	Licensed Products sold under the license granted herein, or under any sub-license, shall be deemed to have been sold when a Licensed Product is delivered and payment is received.

(e)	Licensee agrees to keep complete and accurate books of account in which the particulars of all sales of the Licensed Product are recorded in sufficient detail to enable Fees payable hereunder to be determined.

(f)	UTIF, or their authorized representatives, shall have the right from time to time, upon ten (10) days prior written notice to Licensee, to audit Licensee’s said books and records of accounts and all of the documents and other materials in the possession or under the control of Licensee with respect to the subject matter of this Agreement. UTIF reserves the right to confirm any information learned in the course of such audit with individuals or corporations that have purchased a Licensed Product from Licensee to verify the accuracy of Licensee’s payments of Fees and compliance with the terms hereunder. Licensee shall preserve and keep available to UTIF all such books and records, documents, contracts, and other data (including reports of audits undertaken by Licensee of the books and records of its own sub-licensees) with respect thereto for a period of six (6) years after the date of each such record.

(g)	In the event that any audit of the books and records of Licensee reveals an error in excess of five percent (5%) to the detriment of UTIF, then Licensee shall bear all the costs of said examination and pay forthwith all outstanding amounts together with interest thereon as set out under Subsection (i) hereof.

(h)	Each payment of the Fees hereunder shall be accompanied by a statement of the Net Sales certified correct by the chief financial officer of Licensee.

(i)	Interest shall be payable on any amounts owed by one Party to another Party which are not paid when due, at the Prime Rate plus 3% per annum, compounded monthly. The payment of interest shall not be deemed an alternative to the payment of amounts owing on the due dates, which payment shall be deemed to be in default, and if such default is not remedied within thirty (30) days of written notice thereof, UTIF may terminate this Agreement as provided in Section 6.2.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1	Ownership

All Intellectual Property Rights in all aspects and parts of the Technology and Improvements shall be exclusively owned by Owners, and/or David Lovejoy as the case may be, and nothing herein shall serve to, or should be construed to transfer any Intellectual Property Rights whatsoever in the Technology or Improvements.

4.2	Know-how

UTIF shall furnish a summary of the relevant Know-how to Licensee within a reasonable period of time following the execution of this Agreement.

4.3	Patents and Patent Applications

(a)	UTIF, in the name of the Owners, or David Lovejoy as the case may be, as assignee, shall file, prosecute and maintain the Patents. Licensee, in consultation with UTIF, shall determine in which countries to pursue patent applications. In the event that Licensee elects not to reimburse UTIF for the costs associated with a patent application in accordance with Section 4.3 (c) hereunder or to continue prosecution in any country, UTIF may, at its sole discretion, file such patent or continue such prosecution in that country at its own expense. In such cases, any patents arising from such applications shall be excluded from the grant of rights under Section 2.1 herein and such country shall be deleted from the definition of Territory herein.

(b)	Licensee acknowledges that prior to the Effective Date of this Agreement, UTIF has incurred out-of-pocket expenses in relation to the filing and prosecution of the Patents. Licensee shall reimburse UTIF for such expenses (as evidenced by copies of invoices to be provided to Licensee) as follows:

(i)	Licensee shall pay UTIF ten thousand dollars ($10,000) within thirty (30) days following the Effective Date of this Agreement; and

(ii)	Licensee shall pay UTIF in consecutive installments of ten thousand dollars ($10,000) payable on a bi-monthly basis following the Effective Date of this Agreement until UTIF has been reimbursed in full.

(c)	Subject to Section 4.3(a) herein, all out-of-pocket filing, prosecution and maintenance expenses in relation to the Patents incurred following the Effective Date of this Agreement shall be at Licensee’s sole expense. Without limiting the foregoing, Licensee shall pay UTIF any amounts anticipated to be payable or otherwise owing to any patent office in advance of when they would become due.

(d)	Subject to Sections 4.3(a) and 4.3(c) herein, the Parties hereto shall use reasonable commercial efforts to file patent applications in relation to STORM within two (2) years following the Effective Date of this Agreement. In the event that patent applications are not filed within this period, Licensee shall have the option to file, prosecute and maintain patent applications in relation to STORM subject to the following conditions:

(i)	David Lovejoy will be named as the assignee on all such patent applications;

(ii)	All out-of-pocket filing, prosecution and maintenance expenses will be at Licensee’s sole expense; and

(iii)	Licensee will undertake to keep UTIF reasonably advised of the progress of prosecution and of any actions Licensee proposes to take in connection with the prosecution or maintenance of such patent applications, and Licensee will diligently endeavor to provide UTIF with copies of correspondence and all actions issued by patent authorities.

Provided that all of the conditions of this Section 4.3(d) have been satisfied, such patent applications in relation to STORM shall then be included in the definition of Patents for purposes of this Agreement and licensed to Licensee under the terms of license granted hereunder.

(e)	UTIF undertakes to keep Licensee reasonably advised of the progress of prosecution and of any actions UTIF proposes to take or has taken in connection with the prosecution or maintenance of the Patents. UTIF shall diligently endeavor to provide Licensee with copies of correspondence and all actions issued by patent authorities and shall take into account any comments, remarks or suggestions Licensee may promptly provide to UTIF in writing at least ten (10) days prior to any due date established by UTIF for preparation of a response or amendment, and in all cases thirty (30) days prior to any patent office due date.

4.4	Improvements

UTIF shall inform Licensee promptly of any Improvements. Within one hundred and eighty (180) days following the disclosure by UTIF of such Improvements, Licensee shall have the option to direct UTIF to file patent applications, in the name of the Owners, or David Lovejoy as the case may be, as assignee, in relation to the Improvements provided that Licensee agrees to pay all expenses associated with the filing and prosecution of such patent applications. Subject to any rights of Third Parties and to the provisions of Section 4.3(a) herein, such applications shall then be included in the definition of Patents for purposes of this Agreement and licensed to

Licensee under the terms of license granted hereunder. If Licensee does not make its election within the one hundred and eighty (180) days or if Licensee elects for UTIF not to file patent applications for such Improvements, UTIF shall have the right to apply for patents at its own expense, and any patents resulting from such applications shall be excluded from the grant of rights under Section 2.1 herein. It is understood that Licensee shall not be obligated to undertake responsibility with respect to any such Improvements or developments unless it elects to do so.

4.5	Infringement

(a)	Each Party shall notify the other Party promptly of any actual or threatened infringement, limitation or unauthorized use of any Technology by a Third Party of which such Party becomes aware.

(b)	Licensee shall have the right, at its own expense to bring any claim, action or proceeding on account of any such infringements, limitations or unauthorized use of the Technology. UTIF agrees that it shall cooperate with Licensee as Licensee may reasonably request in connection with any such claim, action or proceeding. Licensee agrees to reimburse UTIF for its reasonable expenses incurred in complying with any such request of Licensee. Any proceeds received by Licensee from such claim, action or proceedings shall be first applied to offset Licensee’s litigation expenses. Any remaining proceeds shall then be distributed according to Section 3.1(a) herein.

(c)	If Licensee does not undertake to bring any such claim, action or proceeding on account of any such infringements, limitations or unauthorized use within thirty (30) days following the receipt of notice of such infringement, limitation or unauthorized use, Licensee shall so notify UTIF and, at the expiry of such thirty (30) day period if the Licensee has not brought such claim, action or proceeding, UTIF may prosecute the same, at its expense. Licensee agrees that if UTIF brings such a claim, action or proceeding, Licensee shall cooperate with UTIF, at UTIF’s expense, and UTIF shall be entitled to keep all the proceeds obtained from such claim, action or proceeding.

(d)	Licensee shall have the right, at its expense, to defend and settle for other than money damages any claim, action or proceeding that may be commenced against Licensee or UTIF alleging that any Licensed Product infringes any rights of others. UTIF may, at its option, participate in such claims, actions and proceedings through counselor as a party. Any settlement shall require the consent of UTIF. If Licensee does not defend or settle such claim, action or proceeding, it shall notify UTIF of its election within thirty (30) days (or such shorter time period as may be required in order that UTIF may have reasonably sufficient time to comply with any statutory obligations for instituting such defence) following the receipt of notice of same, and UTIF may defend same, at its expense.

4.6	Confidentiality

(a)	All Confidential Information will remain the property of its owner or the Party that furnished it as the case may be.

(b)	Each Party agrees to maintain in confidence all Confidential Information disclosed with the same degree of care as it normally takes to preserve its own confidential information of similar grade, but in any event, no less than a reasonable degree of care.

(c)	Each Party may only disclose Confidential Information to persons with a “need to know” who shall be made aware of, and be required to observe and comply with the covenants and obligations contained herein, and the Confidential Information shall only be used to carry on or facilitate business as contemplated under this Agreement.

(d)	A Party may disclose Confidential Information pursuant to the requirements of a government agency or pursuant to a court order, provided that the Party shall take all reasonable steps, including, but not limited to the seeking of an appropriate protective order, to preserve the confidentiality of the Confidential Information provided.

(e)	If this Agreement is terminated for any reason, any Party in receipt of Confidential Information shall promptly deliver or destroy all Confidential Information of the disclosing Party without retaining copies thereof, except that the receiving Party may retain in the office of its legal counsel one (l) copy of written Confidential Information for record purposes only.

(f)	In the event that a Party becomes aware of, or perceives any threat that, any Confidential Information may be disclosed contrary to the provisions of this Section 4.6, or in the circumstances referred to in Subsection 4.6(c), such Party shall immediately provide written notice thereof to the other Party.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1	Representations and Warranties of Parties

The representations of Licensee and UTIF, one to the other are as follows:

(a)	Licensee is a corporation duly organized, validly existing and in good standing, and it has the right and authority to enter this Agreement, and do all acts and things as required or contemplated to be done, observed and performed by them hereunder.

(b)	The execution, delivery and performance of this Agreement does not contravene any law, rule or regulation of either Party or of the jurisdiction in which it is incorporated.

(c)	UTIF is a corporation duly organized, validly existing and in good standing, and it has the right and authority to enter this Agreement and the right to grant the license as provided herein and that such grant is not in conflict with any other agreement to which it is a party.

EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS SECTION 5.1, UTIF DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS AS TO QUALITY, MERCHANTABLE QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, SCOPE, PATENTABILITY, VALIDITY OR ENFORCEABILITY OF THE TECHNOLOGY OR THAT THE TECHNOLOGY IS SAFE FOR ANY USE OR PURPOSE WHATSOEVER, OR THAT THE TECHNOLOGY DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY.

5.2	Indemnity

Licensee shall indemnify and hold harmless the Owners, their successors and assigns, and UTIF and the University, including their parents, subsidiaries, affiliates, attorneys, agents, officers, directors, employees, administrators, predecessors, successors or assigns (collectively, the “Indemnities”) from and against any and all claims, threats, loss, liability, damage or expense, including reasonable lawyers’ fees, by reason or arising out of any acts or failure to act by or out of any use of Technology, Patents or Licensed Products by sub-licensees or by Licensee or their respective servants, agents, Affiliates, officers, directors, stock-holders, employees, or customers. The party seeking indemnification shall give the Licensee prompt notification of any such claim, threat, loss, liability, damage or expense. The indemnity provided herein shall survive any termination or assignment of this Agreement without time limit. Licensee acknowledges that UTIF is entering this Agreement and obtaining for foregoing indemnification as agent for the other Indemnities and is holding the rights contained in this paragraph in trust for the other Indemnities.

5.3	Insurance

(a)	Licensee, at its own expense and at all times, during the term of this Agreement and for the duration of its indemnity obligations which survive the expiration or premature termination of this Agreement pursuant to Section 5.2 herein, shall carry and maintain in full force and effect comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate, naming UTIF, the University and the Owners as additional insureds. Prior to entering human clinical trials Licensee shall add product liability provisions, and Licensee shall increase the amounts of the insurance policy referred to hereinabove to $5,000,000 per incident and $5,000,000 annual aggregate.

(b)	The coming into force of this Agreement is conditional upon UTIF having received a certificate of insurance from the insurance company, in a form acceptable to UTIF, within thirty (30) days following the Effective Date. Such policy shall contain an endorsement by the insurer providing that it shall not be reduced below the stated minimum, cancelled or amended without thirty (30) days prior notice to UTIF. Licensee shall provide a certificate of such insurance to UTIF annually hereafter on the anniversary of the Effective Date.

5.4	Limitation of Liability

IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS DIRECTORS, OFFICERS, CONTRACTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR EXPENSES OF ANY TYPE (INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOST PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, LOST BUSINESS OR LOST SAVINGS) ARISING OUT OF THIS AGREEMENT OR THE TECHNOLOGY, WHETHER SUCH DAMAGES OR EXPENSES ARISE OUT OF BREACH OF CONTRACT (INCLUDING FUNDAMENTAL BREACH), OR TORT OR ON ANY OTHER STATUTORY OR COMMON LAW BASIS, EVEN IF THAT PARTY OR ANY OF ITS DIRECTORS, OFFICERS, CONTRACTORS, EMPLOYEES OR AGENTS HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.

ARTICLE 6

TERM AND TERMINATION

6.1	Term

This Agreement shall come into effect upon the Effective Date, and unless earlier terminated, shall terminate on the expiration or invalidity of the last issued Patent.

6.2	Termination

(a)	The occurrence of anyone or more of the following events shall constitute an event of termination of this Agreement and shall, in addition to any other right or remedy either Party may have, permit a Party hereto to immediately terminate this Agreement:

(i)	if the other Party breaches any material covenant or obligation in this Agreement, other than a breach of the Milestones as specified in section 3.2 herein, and such breach is not fully remedied within thirty (30) days after the Party in breach receives written notice of such breach from the other Party; or

(ii)	if Licensee fails to provide UTIF with a certificate of insurance pursuant to Section 5.3 (b) herein; or

(iii)	in the event of any adjudication of bankruptcy, appointment of a receiver by a Court of competent jurisdiction, assignment for the benefit of creditors, involving the other Party either voluntary or involuntary, or appointment of a receiver by the other Party for any reason whatsoever. Such termination shall not impair or prejudice any other right or remedy that UTIF may otherwise have under this Agreement.

(b)	Licensee may, at its sole discretion, terminate this Agreement upon thirty (30) days prior written notice to UTIF in the event that UTIF elects to make this license non-exclusive pursuant to Section 3.2 (d) herein.

(c)	UTIF may, at its sole discretion, terminate this Agreement upon thirty (30) days prior written notice to Licensee in the event that Licensee does not Secure a minimum of two hundred and forty-seven thousand and two hundred dollars ($247,200) within six (6) months following the Effective Date of this Agreement.

(d)	Termination as set forth in this Section shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. The following provisions shall survive termination of this license: Sections 3.3 (Accounting & Records); 4.1 (Ownership); 4.6 (Confidentiality); 5.2 (Indemnity); 5.3 (Insurance); 5.4 (Limitation of Liability); 6 (Termination and Effect of Termination); and 7 (General Provisions).

6.3	Effect of Termination

Upon termination of this Agreement, Licensee shall forthwith:

(a)	cease use of Technology and Licensed Products;

(b)	pay promptly all amounts it owes to UTIF;

(c)	assign any and all sub-licenses granted under this Agreement to UTIF; and

(d)	subject to Section 4.6 (e) herein, return to UTIF all Confidential Information.

ARTICLE 7

GENERAL

7.1	Time

Time is of the essence of each provision of this Agreement.

7.2	Assignment and Sub-licenses

(a)	Neither Party may sell, assign, encumber, license or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder to a entity acquiring all, or substantially all of such Party’s business or assets without the prior consent of the other Party.

(b)	The Licensee is responsible for any and all activities of any sub-licensee and the sub-licensee shall adhere to all confidentiality, indemnity and insurance requirements set forth in this Agreement. No sub-license granted by Licensee shall be less favorable with respect to any term or condition to UTIF than the license granted herein.

7.3	Notices

Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number and to the attention of the person set forth below:

(a)	In the case of a notice to Licensee:

Protagenic Therapeutics, Inc.

4264 Corte Favor,

San Diego, California,

92130

Attention: President

Telecopier No.: (•) •

With a copy to:

John D. Tishler

Sheppard Mullin Richter & Hampton LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

Telecopier No.: (858) 509-3691

(b)	In the case of a notice to UTIF:

University of Toronto Innovations Foundation

243 College Street, Suite 200

Toronto, Ontario

M5T lR5

Canada

Attention: Executive Director

Telecopier No: (416) 978-6052

Each notice sent in accordance with this Section shall be deemed to have been given and received:

(i)	if delivered, on the day it was delivered if received within normal business hours;

(ii)	if mailed, on the fifth business day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the five business days after the date of mailings in which case the notice shall be deemed to have been received on the fifth business day after postal service resumes;

(iii)	if sent by telecopier, on the day it was received, or on the first business day thereafter if the day on which it was sent was not a business day or outside normal business hours.

Either Party may by notice to the other, given as aforesaid, designate a changed address or telecopier number.

7.4	Conflict

In the event any term or any part of any term of this Agreement is determined to be void or unenforceable, such term or part of a term shall be considered separate and severable from this Agreement and the remaining terms shall continue in full force and effect.

7.5	Governing Law & Attornment

This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and each Party hereby attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario, Canada.

7.6	Further Assurances

The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

7.7	Waiver of Rights

The failure of a Party at any time to request the other Party hereto to comply with any of the terms, conditions or covenants hereof shall not be deemed a waiver of such terms, conditions or covenants. Waiver by a Party of a breach of any term or condition of this Agreement shall not be considered a waiver of any subsequent breach of the same or of any other term or condition hereof.

7.8	Relationship of the Parties

(a)	The relationship of Licensee to UTIF is that of an independent contractor and neither Licensee nor its agents or employees shall be considered employees of UTIF. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Licensee and UTIF.

(b)	A Party will not use the name of any other Party, nor any member of such Party’s staff in any advertising or publicity without the prior written approval of an authorized representative of the body whose name is to be used. However, a Party may notify others of the fact that this Agreement is in effect.

7.9	Force Majeure

No Party shall be liable to any other party for delay or failure in the performance of any of its obligations hereunder if such failure is caused by Force Majeure, as hereinafter defined. For the purposes hereof, “Force Majeure” means any act of God, action or failure to act of any government or governmental or regulatory authority, failure of supplies, materials, equipment, labour or transportation being provided by any other person, power failure or shortage, strike, lockout, work slowdown or stoppage, accident, fire, flood, explosion, storm, other natural occurrence, sabotage or other event beyond the control of the relevant party.

7.10	Rights and Remedies

In the event that there is a dispute regarding any covenant or obligation in this Agreement, a Party shall be entitled to exercise any right or remedy available to it at law. Such rights shall include, without limitation, termination of this Agreement, and damages.

7.11	Entire Agreement

This Agreement, including all attached Schedules which are hereby incorporated by reference, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and neither Party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. Any amendment to this Agreement shall not be effective unless it is in writing and signed by the duly authorized signing officers of each Party.

7.12	Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

7.13	Succession

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a legally binding manner.

UNIVERSITY OF TORONTO INNOVATIONS FOUNDATION

Per:	/s/ Ron Venter
Ron Venter, Ph.D.
Interim-Executive Director

PROTAGENIC THERAPEUTICS, INC.

Per:	/s/ Haro Hartounian
Haro Hartounian
Assistant Secretary

Schedule A

Patent Applications

Application No.:	PCT /CA03/00622

Title:	“Teneurin C-Terminal Associated Peptides (TCAP) and Methods and Uses Thereof”

Inventors:	David Lovejoy, Bradley Chewpoy, Dalia Barsyte and Susan Rotzinger

Filed:	May 2, 2003

Schedule B

Research Agreement

This RESEARCH AGREEMENT (the “Agreement”) is made and entered into as of December 14, 2004 (the “Effective Date”) by and between:

PROTAGENIC THERAPEUTICS, INC.

(the “Company”)

– and –

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

(the “University”)

WHEREAS, Professor David Lovejoy (“Dr. Lovejoy”) of the University of Toronto, Department of Zoology, has invented a proprietary genetic algorithm known as “STORM” for finding and predicting function(s) of novel therapeutic peptides that may be mimicked by small molecules, one such example of peptide is currently subject of the PCT patent application number PCT/CA03/0062 entitled “TENEURIN C-TERMINAL ASSOCIATED PEPTIDES (TCAP) AND METHODS AND USES THEREOF” (the “Technology”);

WHEREAS, Dr. Lovejoy has entered into an agreement with the University of Toronto Innovations Foundation (“UTIF”) in order to commercialize the Technology;

WHEREAS, UTIF entered into a Memorandum of Understanding (“MOU”) with the Company that outlines a plan for commercialization;

WHEREAS, a condition of the MOU is that the Company must enter into a licence agreement with UTIF for the Technology (the “License Agreement”), and a research agreement with the University to further develop the Technology, both agreements to be upon the terms set forth in the MOU.

WHEREAS, the University is prepared to undertake a research project entitled “[[Project Title]]” (the “Project”);

AND WHEREAS, the Company wishes to support the Project.

The Company and the University hereby agree as follows:

1.	Project. The University and the Principal Investigator (as defined below) shall perform the Project in accordance with this Agreement and the research plan set forth in Appendix A, as may be amended from time to time by mutual agreement of the parties in accordance with this Section 1 and Section 3 (the “Research Plan”). The initial Research Plan shall encompass the first six months ($52,800) of the Project. Prior to receipt of the second payment ($194,400) the Principal Investigator will be required to submit a revised Research Plan to the Company for its approval. Once the Company has approved the revised Research Plan, the Research Plan will be amended to reflect such revisions. At any time during the Term, the parties may amend the Research Plan upon mutual written agreement.

2.	Term. The initial term of this Agreement shall commence upon the Effective Date and will end on the second (2nd) anniversary of the Effective Date, unless terminated earlier pursuant to Section 14 (the “Term”). The Term may be extended upon mutual agreement of the parties to include additional research beyond such initial two (2) year period.

3.	Principal Investigator. The “Principal Investigator” for the Project shall be Dr. David Lovejoy. The Principal Investigator shall be responsible for the technical content of the Project and overseeing and managing the Project. So long as Dr. Lovejoy is an employee of the University and is willing to be the Principal Investigator, the University will maintain Dr. Lovejoy as the Principal Investigator; provided, however, that if Dr. Lovejoy becomes unavailable at any time during the Project, the University may nominate a replacement Principal Investigator, such nomination to be made within fourteen (14) days of the date on which Dr. Lovejoy becomes unavailable. If the Company, for any reason, does not accept the replacement Principal Investigator or a replacement Principal Investigator is not nominated by the University, the Research Plan may be amended to reflect a reduced scope of work for the Project, or the Agreement may be terminated by the Company as set forth in Section 14.

4.	Undertakings.

(a) The University shall ensure that, prior to the commencement of the Project: (i) the Principal Investigator shall execute the Principal Investigator’s Undertaking (“PIU’,) attached hereto as Appendix C; (ii) any additional personnel, including without limitation, each additional investigator, involved in the Project (the “Personnel”) shall execute a Confidential Information and Intellectual Property Agreement (“CIIP”) substantially in the form attached hereto as Appendix D; and (iii) in the event that Dr. Lovejoy is replaced in accordance with Section 4 with a replacement Principal Investigator, the new Principal Investigator shall execute a PIU and each existing and new Personnel shall execute a CIIP under the replacement Principal Investigator.

(b) The University and Principal Investigator shall ensure that all work performed by such personnel on the Project is in compliance with the terms of this Agreement.

5.	Budget. In consideration of the University carrying out the Project, the Company shall pay the University the sum of CDN $247,200 and certain additional compensation all in accordance with the budget and payment schedule attached as Appendix B.

6.	Payment. All cash payments shall be made by cheque payable to the University of Toronto and addressed to the Assistant Vice-President, Technology Transfer. The First Instalment (as defined in Appendix B) will be paid upon execution of this Agreement and the Second Instalment (as defined in Appendix B) shalt be paid upon the last to occur of the following: (i) February 31, 2005; (ii) the date which is two (2) months from the final execution of the Research Agreement; or (iii) the date which is two (2) months from the final execution of the Licence Agreement.

7.	Equipment. The University will own any equipment or material purchased by or provided to the University as part of the Project.

8.	Meetings and Reports.

(a) The University through the Principal Investigator, the other investigators and any other appropriate Personnel will participate in bi-weekly telephone conversations, and at the discretion of the Company, monthly in-person meetings. Representatives of the Company shall be entitled to participate in such meetings.

(b) The University shall share all data, research work conclusions and recommendations arising from the performance of the Project (“Research Results”) with the Company, and shall provide reports regarding all Research Results as follows: (i) quarterly written reports, and more frequently upon specific request from the Company, presenting a meaningful summary of the research accomplished and comparing Research Results to the Research Plan, including without limitation, costs incurred with a comparison to Appendix B; and (ii) a fmal report within sixty (60) days after the end of the Term, or in the event the Term is extended, upon the end of such extended term.

(c) The Company shall have the right to use the Research Results and the reports (i) in connection with the research, development and commercialization of the Company’s future products; (ii) to promote the Company; and (iii) as required for any regulatory submission or other submission to a government authority.

9.	Confidential Information. Each of the parties may disclose confidential information (the “Disclosing Party”) to the other party (the “Receiving Party”) to facilitate work under this Agreement. Such information (“Confidential Information’’) shall be so identified in writing at the time of its transmittal to the Receiving Party, or so reduced to writing within ten (10) days thereafter. Confidential Information shall be maintained and held in strict confidence by the Receiving Party using the same methods and to the same degree of care (but at least reasonable care) that the Receiving Party uses to prevent disclosure of its own Confidential Information and shall not be disclosed to third parties by the Receiving Party without the written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Disclosing Party’s Confidential Information to its agents, employees, officers, trustees, directors and representatives on a need-to-know basis (including, fulfilling corporate reporting obligations), as necessary to complete the Project in accordance with this Agreement, and only if the foregoing parties are bound in writing to be obligated by the same provisions of confidentiality and non-use with respect to such Confidential Information as are set forth herein. Confidential Information shall only be used by the Receiving Party for the purposes set forth in this Agreement, the MOU and the License Agreement. Confidential Information shall not include information that the Receiving Party can show by competent written evidence:

(a)	is already known to the Receiving Party without any obligations of confidentiality;

(b)	is or becomes part of the public domain without breach of this Agreement; or,

(c)	is obtained from a third party who has no obligations of confidentiality to the parties to this Agreement.

Notwithstanding the above, the Receiving Party may disclose Confidential Information, without violating the obligations of this Agreement, to the extent the disclosure is required by a valid court order or other governmental body having jurisdiction; provided that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.

10.	Intellectual Property. Any new intellectual property, including without limitation, technical information, know-how, copyrights, models, drawings, specifications, prototypes, inventions, improvements, discoveries, or software developed in performance of the Project (“Intellectual Property”) will be owned by the University. In accordance with the terms of the MOU, or following execution of the License Agreement, in accordance with the terms of the License Agreement, the Company shall have the option to exclusively license with rights of sub-license the Intellectual Property on the same royalty, sublicense fee and other terms as set forth in the MOU with respect to the licensing of the Technology to the Company. The option will be for one hundred eighty (180) days after disclosure of the Intellectual Property to the Company, and the license fee for such Intellectual Property, if the option is exercised, shall be equal to the out-of-pocket patent prosecution costs that the University, or its designate, has incurred with respect to such Intellectual Property prior to the exercise of such option. The Principal Investigator and all other Personnel are required to disclose all Intellectual Property to the University and any such disclosure shall also be made to the Company. The University, the Principal Investigator and all other Personnel shall execute all documents necessary and sufficient to enable the licensing of the Intellectual Property to the Company. The University reserves the non-transferrable, non-assignable, non-sublicenseable right to use the Intellectual Property for research, teaching and other administrative purposes upon terms to be more fully described in the License Agreement.

11.	Publications. The University may publish or disclose the Research Results as permitted under this Section 11. Each such publication shall be authored as is scientifically appropriate and shall acknowledge the support of the Company in all such publications. The University will provide a copy of any proposed publication or disclosure to the Company for its review at least thirty (30) days before submission for publication or disclosure. Upon the Company’s written request received within twenty (20) days of the Company’s receipt of a copy of such publication or disclosure, the University will, at the Company’s option:

(a)	delay publication up to sixty (60) additional days to enable the Company to secure intellectual property protection of Intellectual Property that would be publicly disclosed by said publication; and/or,

(b)	delete any Confidential Information provided by Company from the manuscript or proposed disclosure.

Prior to the earlier of completion of the First Research Milestone or termination of this Agreement, all publications or disclosures shall be made only upon the mutual agreement of the parties. For purposes of this Agreement, “First Research Milestone” shall mean identification of a single lead compound candidate ready for commencement of pre-clinical investigations.

12.	Indemnity. The Company shall indemnify, defend and hold harmless the University and its trustees, officers, directors, employees and agents from and against all claims, demands, suits or actions by third parties for any liability, loss, damage or cost (“Losses”) arising out of injuries (including death) to persons participating in the Project or damage to property, caused by agents or personnel of the Company during the performance of this Agreement, except to the extent such Losses are attributable to the wilful or negligent act or omission of personnel or agents of the University. The University shall indemnify, defend and hold harmless the Company and its directors, officers, employees and agents from and against all Losses arising from injuries (including death) to persons participating in the Project or damage to University property caused by the wilful or negligent act or omission of personnel or agents of the University during the performance of this Agreement, except to the extent such Losses are attributable to the wilful or negligent act or omission of personnel or agents of the Company. The party seeking indemnity under this Section 12 shall promptly and in any event within thirty (30) days notify the indemnifying party of any known complaint, claim or injury which is the subject of a Loss by such indemnified party. The indemnified party shall, and shall ensure that any fellow indemnitees, cooperate with the indemnifying party in the defense or settlement of any claim of Loss under this Section 12; provided, however, that no indemnitee shall be required to admit fault or responsibility in connection with any settlement. The indemnified party shall have the right to select and to obtain representation by separate legal counsel at such indemnified party’s own expense.

13.	Representations and Warranties; Limitation of Liability.

(a)	Each party represents and warrants that the terms of this Agreement are not inconsistent with its other contractual arrangements or obligations.

(b)	Each party represents and warrants that (i) it has the full power and authority to enter into this Agreement, (ii) this Agreement has been duly authorized, and (iii) this Agreement is binding upon it.

(c)	The University shall not be liable for any delays in the performance of its obligations under this Agreement resulting from circumstances or causes beyond the University’s control, and in no case shall the University be liable for loss of business or profit or other indirect or consequential damage.

14.	Termination. This Agreement may be terminated as follows:

(a)	by the University upon giving sixty (60) days written notice to the Company, if, in the reasonable judgement of the Principal Investigator, the research program is no longer technically feasible;

(b)	by the Company upon giving sixty (60) days written notice to the University if, in the reasonable judgement of the Company, the research program is no longer technically or commercially feasible;

(c)	by the Company upon giving thirty (30) days written notice to the University if, at any time during the Term or any extension thereof, the parties are unable to agree on the terms of an amendment to the Research Plan;

(d)	by the Company immediately upon giving written notice to the University if (i) the Company does not accept the replacement Principal Investigator nominated by the University or (ii) if no replacement Principal Investigator is nominated by the University within fourteen (14) days of the date on which Or. Lovejoy becomes unavailable;

(e)	by the Company upon giving thirty (30) days written notice to the University if a research milestone has not been achieved within the time period specified in the Research Plan; or,

(f)	by either party upon giving thirty (30) days written notice to the other if the other party is in default of fulfilling any of its obligations under this Agreement and such default has not been cured within such thirty (30) days notice period.

Upon termination, the University will be entitled to credit for work performed hereunder prior to such termination, including all non-cancellable costs incurred by the University prior to the date of notice of termination, and the Company will be entitled to a return of the remaining balance of any advance payment. The University shall use reasonable efforts, and shall ensure that the Principal Investigator uses reasonable efforts, to minimize the non-cancellable costs and expenses associated with the termination of the Agreement. Upon termination, the Company may, in its sole discretion, pursue research under the Research Plan beyond the First Research Milestone outside of this Agreement. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 5, 6, 8, 9, 10, 11, 12, 13(c), 14, 15, 16, 17, 18, 19, 20 and 21 will survive termination of this Agreement.

15.	No Use of Names. Neither party win use the name of the other party, or of any member of the other party’s personnel, in any advertising or publicity without the prior written approval of the other party’s authorized representative. However, both parties may make the following information a matter of public record: name of the Principal Investigator; the Principal Investigator’s department; the University’s name; the Company’s name; the Project title; and the Project duration.

16.	Notices. Notices under this Agreement will be sent to the appropriate party at the address specified below, with copies to the additional addresses for such party specified below, or at such other address(es) as the party shall specify in writing:

(a)	to the University:

i.	for technical and scientific matters:

Professor David Lovejoy

Department of Zoology

Faculty of Arts and Science

25 Harbord Street, RW305

Toronto, Ontario, M5S 3G5

: 416-946-7259

ii.	for legal and administrative matters:

Peter B. Munsche

Assistant Vice-President, Technology Transfer

University of Toronto Research Services

27 King’s College Circle

Toronto, Ontario M5S 1A1

: 416- 978-6063 / : 416-978-5821

(b)	to Company:

i.	for scientific and technical matters:

Protagenic Therapeutics, Inc.

Attn: Chief Scientific Officer

4264 Corte Favor

San Diego, CA 92103

:            / :

ii.	for legal and administrative matters:

Protagenic Therapeutics, Inc.

Attn: Chief Operating Officer

4264 Corte Favor

San Diego, CA 92103

:            / :

iii.	with a copy to:

John D. Tishler

Sheppard Mullin Richter & Hampton LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

: 858-720-8900 / : 858-509-3691

17.	Independent Parties. The parties are independent parties and nothing in this Agreement shall constitute either party as the employer, principal or partner of or joint venturer with the other party. Neither party has any authority to assume or create any obligation or liability, either express or implied, on behalf of the other.

18.	No Assignment. Neither party may sell, assign, encumber, licence or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, the Company may assign its rights or obligation to an entity acquiring all, or substantially all of the Company’s business or assets without obtaining the consent of the University.

19.	Successors. This Agreement shall binding and enure to the benefit of the parties and their respective heirs, successors and assigns.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Canada and the laws of the Province of Ontario applicable therein.

21.	Entire Agreement. This Agreement is the entire agreement of the parties and no change or modification shall be valid unless it is in writing and signed by both parties.

In witness whereof the parties agree to be bound by the terms of this Agreement.

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO		PROTAGENIC THERAPEUTICS, INC.

/s/ Peter Munsche		/s/ H. Hartounian
Name:	Peter Munsche	Name:	H. Hartounian
Title:	Vice-President, Technology	Title:	Chairman
Transfer

PRINCIPAL INVESTIGATOR:

I, the Principal Investigator, having read this Agreement, hereby agree to act in accordance with all the terms and conditions herein and further to agree to ensure that all University participants are informed of their obligations under such terms and conditions.

/s/ David Lovejoy
Professor David Lovejoy, University of Toronto, Department of Zoology

APPENDIX” A”

Research Plan

Dr. D.A. Lovejoy: Research Plan

for Protagenic Therapeutics, Inc.

Phase I Funding

Time Scale: 6 months from onset of funding

PROJECT TITLE: Evidence for existence of TCAP receptors in neurons.

GOALS:

1)	Determination of the most appropriate cell line to evaluate TCAP ligand affinity for its receptor.

2)	Determination of cell lines that do not have TCAP receptors

3)	Determination of the most appropriate cell line in which to purify the TCAP receptor

Background: The identification of eventual structural characterization of high affinity TCAP receptors are essential to develop a high sensitivity ligand-screening assay for the purpose of evaluating future TCAP peptide variants and ultimately as a high-throughput testing platform to develop TCAP small molecule mimics. We have a unique advantage to develop a distinct receptor-screening assay by capitalizing on the use of the recently developed immortalized hypothalamic cell lines. We have screened these cells for TCAP responsiveness and identified four cell lines that are responsive to TCAP as determined by cAMP modulation abilities. However, we have determined that cAMP is not a reliable endpoint as an evalution method. Many hormones can trigger an increase in cAMP in some parts of the cell, for example neurites and axon hillock regions, but a decrease in dentrites. Thus using a monoculture of cells can lead to inconsistent results depending upon the confluency, passage and growth rate of the cultured cells. Ligand-binding determinations are a more reliable determination as a first level of evalution of ligand activity because receptor activation is a prerequisite for downstream cellular activity such as cAMP.

Experimental Design: Plasma membrane preparations of four different mouse neuronal cell line cultures will be used to measure the affinity of mouse TCAP-l for the endogenous receptor. Cells will be grown initially to 50 to 60% confluency, as we have previously determined that this cell density is the most consistent in terms of TCAP action using neurite outgrowth and cAMP as physiological endpoints. Receptor affinity will be evaluated using two methods: 1) Scintillation proximity assays (SPA) and 2) radioreceptor assays. The scintillation assay has the advantage in that it is already designed to be a high throughput method. It has the disadvantage in that it has a lower sensitivity than other methods, and so the optimization of the cell type and receptor expression level are key requirements for an effective method. We have used this method in the past with ectopically expressed receptors in a rapidly growing cell line. The radioreceptor assay, on the other hand is highly sensitive and specific using a radiolabelled TCAP ligand. We have used this method in the past to evaluate small sequence changes in peptides with a similar structure to TCAP. The disadvantage of this method is that it cannot be readily scaled up to a high-throughput level. Thus for the purposes of defining the level of TCAP receptor expression and its affinity for its ligand, both methods are complementary.

Goal 1: Determination of the most appropriate cell line to evaluate TCAP ligand affinity for its receptor.

TCAP affinity determined by as strong response using the SPA assay, and confirmed by the radioreceptor assay will be selected as the cell line for high throughput screening

Goal 2: Determination of cell lines that do not have TCAP receptors.

A negative response in the form of a flat displacement curve for both assays will be used as evidence that the TCAP receptor is not present. As further confirmation of this, a cAMP assay will be employed.

Goal 3: Determination of the most appropriate cell line in which to purify the TCAP receptor

Cell lines showing a strong affinity curve with a single binding site will be selected to for the purification of the receptor. Proteins with affinity for TCAP will be examined using ligand photoaffinity crosslinking to the bound protein.

Challenges and Interpretation: Although we already possess cell lines with the TCAP receptor that can yield a measurable response, high levels of receptor expression are essential for a sensitive screening assay. Endogenously expressed receptors may not be expressed at a level that is viable for a screening assay that can be scaled up to a high-throughput type level. In this case, it may be necessary to explore additional heterologous systems where the TCAP receptor is ectopically expressed in for example non-neural cells using a vector system incorporating a high expression promotor (e.g. CMV). We have utilized a similar system in the past to evaluate novel peptide designs and, therefore, have the experience to develop this further, if necessary. Our preliminary investigations also indicate that the affinity of the TCAP receptor may be altered by the presence of GPCR-modulating proteins, particularly the RAMP proteins. Thus, if using a heterologous expression system, the appropriate RAMP may have to be coexpressed. Alternatively, if receptor levels are of sufficiently high levels in the homologous neuronal systems, then using the appropriate cell line with the requisite accessory proteins will be essential.

Timelines

The setting up and optimization of the receptor assay systems are expected to take about 2 months. Determination of the appropriate cell lines are expected to take 2-4 months depending of the data obtained. Within this period we will know whether an endogenously expressed receptor system or an ectopically expressed receptor system is more sensitive to evaluate the compounds. About 2 to 4 months will be required to evaluate the levels of TCAP bound protein in the responsive cell lines. A number of the project goals can be done in parallel to each other such that about 6 months will be required to answer these questions.

Personnel: An entry-level post-doctoral scientist with a background in molecular pharmacology will be responsible for the setting up and optimization of the assay, as well as the analysis of the peptide binding curves. This individual will also be responsible for organizing the testing regimens and in consultation with Dr. Lovejoy making the decision on the appropriate cell lines and preparing the data reports. A junior research assistant is will be required for the preparation and maintenance of the cell lines as well as assist as necessary in the preparation of the cell and membrane extracts. The scientist in training, Arij Al Chawaf, presently a Ph.D student in Dr. Lovejoy’s laboratory, who has been developing the receptor characterization assays will evaluate the cell lines selected for the purification of the receptor using photoaffinity crosslinking purification.

Phase / Budget: Evalution of TCAP receptor affinity in immortalized neurons

Personnel	Post Doctoral Scientist	21,000
	Research Assistant	12,500
	Scientist in training	2,000
	total	35,500

Consumables	SPA kits	7,000
	Radioisotopes	2,500
	disposable labware	800
	chemicals	500
	Electrophoresis	5500
	Tissue culture	1000

	total	17,300

	grand total	52,800

APPENDIX “B”

Budget

Cash Payment

	First Installment		Second Installment
Direct Costs	CDN$	45,913	CDN$	169,043
O/H Cash	CDN$	6,887	CDN$	25,357

Total Cash	CDN$	52,800	CDN$	194,400

Additional Consideration

As consideration for an overhead cost of 15% of direct costs for a two (2) year period beginning on the Effective Date, the University shall receive an option to purchase 30,000 shares of the Company’s Common Stock, representing 3% of the Company’s outstanding Common Stock upon formation, at an exercise price of US$1.00 per share (the “Options”). Commencing on the Effective Date, the Options shall vest on a monthly basis over a two (2) year period, subject to continuation of research by the University under this Agreement, so that 1/24th of the Options shall vest each month during such two (2) year period. The Options shall expire on August 31, 2009.

APPENDIX “C”

Principal Investigator’s Undertaking

Please return the signed original of this Undertaking to Melissa Jutzi at Research Services, Simcoe Hall, Rm. 133S, who can be reached at 978-6927 for information about the Research Agreement.

20/01/99

PRINCIPAL INVESTIGATOR’S UNDERTAKING

RE:	Contract between the University of Toronto and Protagenic Therapeutics, Inc. for a project entitled “[[Project Title]]” (the “Project”)

UNDERTAKING

I have read and received a copy of the above referenced agreement (the “Research Agreement”) and agree with the terms and conditions contained therein. I will ensure that the Project is performed as outlined in the Research Agreement and will meet the obligations as specified in the Research Agreement. I will authorize all project expenditures as outlined in the Research Agreement and the normal procedures and practices of the University, and in all matters will follow normal University policies and practices where they are not replaced by specific conditions of the Research Agreement.

I will inform each person working on the Project, whether or not paid from Research Agreement funds (the “Participant”), of the Participant’s obligations under the Research Agreement, and ensure that each Participant signs a Confidential Information and Intellectual Property Agreement in the form attached as Appendix “D” to the Research Agreement (“IP Agreement”). I understand that any person who does not wish to sign an IP Agreement may not participate in the Project unless the University’s Office of Research Services advises otherwise.

A list of Participants is provided on the reverse and a signed IP Agreement for each Participant is attached. I have indicated on the reverse if any Participant’s work involves his or her thesis. If any person not listed on the reverse commences work on the Project, I will submit an additional IP Agreement for such person promptly upon his or her commencement of work, and I shall update the list of Participants to include any such person.

/s/ David Lovejoy
Name: Professor David Lovejoy, Principal Investigator

Date: December 9, 2004

ACKNOWLEDGEMENT

/s/ James D. Thomson
Name: Professor James D. Thomson, Chair, Department of Zoology

Date: 9 December 2004

Appendix “C-l”

Project Participants

RE: Agreement with Sponsor:	Protagenic Therapeutics, Inc.
for Project:
by Principal Investigator:	Professor David Lovejoy

The following is a complete list of all persons who are working on the Project, whether or not paid from Research Agreement funds, as of                     (Date).

(student, postdoc, RA, technician, etc.)

Name	Status	Involves Thesis
ARIJ AL CHAWAF	PHD STUDENT	YES

20/01/99

APPENDIX “D”

Form of Confidential Information & Intellectual Property Agreement

Each person working on the project, whether or not paid from Research Agreement funds, must sign and date this agreement. Please return a signed original of this agreement to Melissa Jutzl at Research Services, Simcoe Hall, Rm. 133S, who can be reached at 978-6927 for information about the Research Agreement.

20/01/99

Confidential Information & Intellectual Property Agreement

The University of Toronto (the “University”) may make information and facilities for research available to me in connection with my work under a contract between the University and Protagenic Therapeutics, Inc. (the “Sponsor”) for the project entitled “[[Project Title]]” (the “Research Agreement’’). Dr. David Lovejoy will supervise my work.

In consideration of information and facilities made available to me and other valuable consideration, I agree that:

1.	I will keep confidential, in accordance with the terms of the Research Agreement, all of the Sponsor’s confidential information that I may receive. I will also keep the terms of the Research Agreement confidential.

2.	I will comply with all publication conditions that may be set out in the Research Agreement.

3.	I will give complete information to the University’s Office of Research Services about any intellectual property, including without limitation, any technical information, know-how, copyright, model, drawing, specification, prototype, invention, improvement, discovery, or software that I may make, conceive, develop, or reduce to practice in performance of the project (“Intellectual Property”) as may be requested by the University.

4.	I will comply with all conditions regarding Intellectual Property that may be set out in the Research Agreement.

5.	All decisions about the protection of Intellectual Property under applicable legislation, ownership of and rights in any resulting application or patent, and revenue from Intellectual Property will be made in accordance with the University of Toronto Inventions Policy dated effective January 1, 1990, as amended (http://www.research.utoronto.ca/policies_inventions.html). and/or the University of Toronto Copyright Policy dated June 3, 2002, as amended (http://www.research.utoronto.ca/copyright.html), and the Research Agreement, and I will accept such decisions as final.

6.	I will sign all documents and do all things necessary or proper to give effect to this Agreement and any rights granted by the University under the Research Agreement.

7.	I have had an opportunity to review the applicable terms of the Research Agreement and obtain independent advice on the terms of the Research Agreement and my obligations and liabilities under this Agreement and the Research Agreement.

8.	This Agreement shall be binding on my heirs.

By signing below, I indicate my acceptance of these terms.

/s/ David Lovejoy	/s/ Gina Trubiani
Signature	Witness

David Lovejoy	Gina Trubiani
Name (Type or Print)	Name (Type or Print)

December 16, 2004	December 16, 2004
Date	Date

Dr. D.A. Lovejoy: Research Plan

for Protagenic Therapeutics, Inc.

Phase I Funding

Time Scale: 6 months from onset of funding

PROJECT TITLE: Evidence for existence of TCAP receptors in neurons.

GOALS:

1)	Determination of the most appropriate cell line to evaluate TCAP ligand affinity for its receptor.

2)	Determination of cell lines that do not have TCAP receptors

3)	Determination of the most appropriate cell line in which to purify the TCAP receptor

Background: The identification of eventual structural characterization of high affinity TCAP receptors are essential to develop a high sensitivity ligand-screening assay for the purpose of evaluating future TCAP peptide variants and ultimately as a high-throughput testing platform to develop TCAP small molecule mimics. We have a unique advantage to develop a distinct receptor-screening assay by capitalizing on the use of the recently developed immortalized hypothalamic cell lines. We have screened these cells for TCAP responsiveness and identified four cell lines that are responsive to TCAP as determined by cAMP modulation abilities. However, we have determined that cAMP is not a reliable endpoint as an evalution method. Many hormones can trigger an increase in cAMP in some parts of the cell, for example neurites and axon hillock regions, but a decrease in dentrites. Thus using a monoculture of cells can lead to inconsistent results depending upon the confluency, passage and growth rate of the cultured cells. Ligand-binding determinations are a more reliable determination as a first level of evalution of ligand activity because receptor activation is a prerequisite for downstream cellular activity such as cAMP.

Experimental Design: Plasma membrane preparations of four different mouse neuronal cell line cultures will be used to measure the affinity of mouse TCAP-l for the endogenous receptor. Cells will be grown initially to 50 to 60% confluency, as we have previously determined that this cell density is the most consistent in terms of TCAP action using neurite outgrowth and cAMP as physiological endpoints. Receptor affinity will be evaluated using two methods: 1) Scintillation proximity assays (SPA) and 2) radioreceptor assays. The scintillation assay has the advantage in that it is already designed to be a high throughput method. It has the disadvantage in that it has a lower sensitivity than other methods, and so the optimization of the cell type and receptor expression level are key requirements for an effective method. We have used this method in the past with ectopically expressed receptors in a rapidly growing cell line. The radioreceptor assay, on the other hand is highly sensitive and specific using a radiolabelled TCAP ligand. We have used this method in the past to evaluate small sequence changes in peptides with a similar structure to TCAP. The disadvantage of this method is that it cannot be readily scaled up to a high-throughput level. Thus for the purposes of defining the level of TCAP receptor expression and its affinity for its ligand, both methods are complementary.

Goal 1: Determination of the most appropriate cell line to evaluate TCAP ligand affinity for its receptor.

TCAP affinity determined by as strong response using the SPA assay, and confirmed by the radioreceptor assay will be selected as the cell line for high throughput screening

Goal 2: Determination of cell lines that do not have TCAP receptors.

A negative response in the form of a flat displacement curve for both assays will be used as evidence that the TCAP receptor is not present. As further confirmation of this, a cAMP assay will be employed.

Goal 3: Determination of the most appropriate cell line in which to purify the TCAP receptor

Cell lines showing a strong affinity curve with a single binding site will be selected to for the purification of the receptor. Proteins with affinity for TCAP will be examined using ligand photoaffinity cross linking to the bound protein.

Challenges and Interpretation: Although we already possess cell lines with the TCAP receptor that can yield a measurable response, high levels of receptor expression are essential for a sensitive screening assay. Endogenously expressed receptors may not be expressed at a level that is viable for a screening assay that can be scaled up to a high-throughput type level. In this case, it may be necessary to explore additional heterologous systems where the TCAP receptor is ectopically expressed in for example non-neural cells using a vector system incorporating a high expression promotor (e.g. CMV). We have utilized a similar system in the past to evaluate novel peptide designs and, therefore, have the experience to develop this further, if necessary. Our preliminary investigations also indicate that the affinity of the TCAP receptor may be altered by the presence of GPCR-modulating proteins, particularly the RAMP proteins. Thus, if using a heterologous expression system, the appropriate RAMP may have to be coexpressed. Alternatively, if receptor levels are of sufficiently high levels in the homologous neuronal systems, then using the appropriate cell line with the requisite accessory proteins will be essential.

Timelines

The setting up and optimization of the receptor assay systems are expected to take about 2 months. Determination of the appropriate cell lines are expected to take 2-4 months depending of the data obtained. Within this period we will know whether an endogenously expressed receptor system or an ectopically expressed receptor system is more sensitive to evaluate the compounds. About 2 to 4 months will be required to evaluate the levels of TCAP bound protein in the responsive cell lines. A number of the project goals can be done in parallel to each other such that about 6 months will be required to answer these questions.

Personnel: An entry-level post-doctoral scientist with a background in molecular pharmacology will be responsible for the setting up and optimization of the assay, as well as the analysis of the peptide binding curves. This individual will also be responsible for organizing the testing regimens and in consultation with Dr. Lovejoy making the decision on the appropriate cell lines and preparing the data reports. A junior research assistant is will be required for the preparation and maintenance of the cell lines as well as assist as necessary in the preparation of the cell and membrane extracts. The scientist in training, Arij Al Chawaf, presently a Ph.D student in Dr. Lovejoy’s laboratory, who has been developing the receptor characterization assays will evaluate the cell lines selected for the purification of the receptor using photo affinity cross-linking purification.

Phase / Budget: Evalution of TCAP receptor affinity in immortalized neurons

Personnel	Post Doctoral Scientist	21,000
	Research Assistant	12,500
	Scientist in training	2,000
	total	35,500
Consumables	SPA kits	7,000
	Radioisotopes	2,500
	disposable labware	800
	chemicals	500
	Electrophoresis	5500
	Tissue culture	1000
	total	17,300
	grand total	52,800

AMENDING AGREEMENT #1 between

Protagenic Therapeutics, Inc. and the Governing Council of the University of Toronto

This AMENDING AGREEMENT (the “Amending Agreement”) made in duplicate the 31st day of May, 2005.

BETWEEN:

PROTAGENIC THERAPEUTICS, INC.

(the “Company”)

-and-

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

(the “University”)

WHEREAS the Company and the University entered into an agreement effective December 14, 2004 (the “Research Agreement”) for the performance of a research project entitled “Evidence for existence of TCAP receptors in neurons” (the “Project”);

AND WHEREAS the parties now wish to amend the Research Agreement herein;

The parties hereby agree as follows:

1. Definitions. Except as otherwise defined herein, any capitalized terms used in this Amending Agreement shall have the meanings prescribed by the Research Agreement The capitalized terms “First Installment,” “Second Installment,” and “Final Installment” shall have the meaning prescribed in Appendix “B” attached hereto.

2. Budget. The University has received $52,800 of the $247,200 due to the University for carrying out the Project. The Company shall provide the remaining budget of $l94,400 in accordance with the revised budget and payment schedule attached as Appendix “B”, which shall replace Appendix “B” of the Research Agreement.

3. Payment. The First Installment from the Company was paid by cheque on December 1, 2005. The Second Installment will be paid in equal installments over the six (6) month period of June 1, 2005—November 31, 2005 on the first of every month. The Final Installment will be paid on the date which is six (6) months after the final execution of the License Agreement.

4. Research Plan. In accordance with Section 1 of the Research Agreement, the research plan set forth in Appendix “A” to the Research Agreement is supplemented by the research plan attached as Appendix “A” to this Amending Agreement.

5. Financial Reports. For six month period of the Second Installment, the University will provide the Company with financial reports from time to time summarizing the expenses incurred within a reasonable time after the Company’s request therefor.

6. General. All other terms of the Research Agreement and the Administration Agreement shall remain unchanged and in full force and effect.

In witness whereof the parties agree to be bound by the terms of this Amending Agreement

THE GOVERNING COUNCIL OF THE		PROTAGENIC THERAPEUTICS, INC.
UNIVERSITY OF TORONTO

/s/ Peter B. Munsche		/s/ H. Hartounian
Name:	Peter B. Munsche	Name:	H. Hartounian
Title:	Assistant Vice-President	Title:	Chairman
Technology Transfer

Acknowledgement:

I, the Principal Investigator having read this Agreement, hereby agree to act in accordance with all the terms and conditions herein and to agree to ensure that all University participants are informed of their obligations under such terms and conditions.

/s/ David Lovejoy
Prof. David Lovejoy, University of Toronto, Department of Zoology

Appendix “A”

PTI Research Plan

Viability of TCAP as an Intravenously Injected Therapeutic

David Lovejoy and Susan Rotzinger

Strategy and Goals

The aim is to establish a complete physiological model of TCAP action from exogenous administration to the onset of behaviour with the goal to establish the feasibility of TCAP treatment on hospitalized patients suffering from severe depression or anxiety. Several experiments are proposed to fill in the gaps where the understanding of TCAP action is not complete.

At the completion of these studies, we should be able to determine the best method to administer TCAP, its longevity in vivo (biological half-life), its uptake in the brain, its mode of action on key sites in the brain and how it targets the CRF-mediated anxiogenic system, its actions on behavioural tests. Moreover, its actions on behavioural tests should allow predictions as to whether TCAP will be most appropriate for treating depression or anxiety.

Proposed Experiments

Development of New Assay Systems

In order to enhance our understanding of the actions of TCAP two new assay systems will be developed.

Forced Swim Test: Presently, our behavioural analyses are designed to evaluate the anxiolytic or anxiogenic aspects of bioreactive agents. However, the forced swim test is the industry standard test for evaluating whether an agent has the potential to modify the incidence of depression. This method is presently not being used in-house and therefore we need to purchase the necessary equipment and validate the test on TCAP treated animals in comparison to animals treated with agents known to enhance depression.

TCAP Radioimmunoassay: In addition, the accurate detection of TCAP in the blood stream may be a powerful tool to determine if individuals are predisposed to the incidence of depression and anxiety or are suffering from a condition associated with TCAP dysregulation. Moreover, a TCAP detection assay will allow for an understanding of the biological halflife of TCAP and in the future could be used to monitor patients undergoing TCAP treatment. If TCAP can be reliably detected in plasma then we envision using the ratio of plasma TCAP concentrations to known anxiogenic hormones such as CRF, ACTH and cortisol as a diagonostic means to detect the incidence of depression and anxiety. We have already raised three TCAP-specific antisera, and possess the necessary equipment to put this assay together.

Route of Administration

Presently most studies have focused on direct injection of TCAP into the brain using indwelling cannulae. Pilot studies indicate that intravenous injection is a viable method, although a full set of behavioural experiments to ascertain this have not been performed. In addition, subcutaneous injection has not been investigated.

TCAP will be administered either as a single injection IV or SC to determine acute effects, or as one injection each day over five days to determine chronic actions. The acoustic startle response, elevated plus maze, swim test behaviour locomotion and body weight changes will be examined

Biological Half-life

Nothing is presently known about the longevity of TCAP in vivo. A structural analysis of the peptide predicts that TCAP is modified for circulation in the blood stream. Two sets of experiments are designed to answer these questions.

Synthetic TCAP will be incubated in rat plasma, and its breakdown by proteolytic enzymes will be determined by examining the loss of immunoreactive signal on a high resolution polyacrylamide gel using TCAP-specific antisera over a 2 to 8 hour period. The length of time will be based on its rate of breakdown in the first 1 to 2 hours of the study. This will allow us to understand the plasma component of TCAP degradation.

Upon completion of the above experiments, TCAP will be injected intravenously into rats and the presence of TCAP in tissues and the brain will be examined by radioimmunoassay. TCAP expression

Tissue partitioning Studies

Pilot studies on IV injected TCAP reveal that this mode of administration induces behavioural changes consistent with the actions of neurally injected TCAP. This implies that TCAP is moving across the blood brain barrier to gain access into the brain, but does not rule out an indirect action of TCAP on other organ systems that possess a feedback action on the brain, for example the adrenal cortex.

TCAP uptake in the brain will be examined directly by the expression of labelled TCAP in the brain after IV injection of labelled TCAP. Any major modification of the TCAP sequence either by adding a novel epitope or by chemoluminescent tagging will likely modify TCAP uptake by putative transporter and receptor systems. Thus a radiolabel tag will likely be employed.

Interactions with CRF and its receptor system

The acoustic startle response studies indicate that TCAP may act directly on its own receptor to induce an anxiolytic response or alternatively may act as an antagonist on the CRF-receptor system to inhibit the actions of CRF. These studies are designed whether TCAP can directly inhibit the actions of CRF acutely or chronically through the CRF-R1 receptor system.

TCAP and CRF will be coinjected IV at varying concentrations to determine actions on ACTH release from the pituitary and cortisol release from the adrenal cortex. Previous studies by our laboratories indicate that TCAP by itself does not induce cortisol release. However a non-significant but compelling decrease in plasma cortisol was observed in animals treated with TCAP. These studies will be repeated in vitro using a cell line that possesses the CRF-R1 receptor.

Project Costs

Project	Experiment	Item	Description	Total Cost
Administration Route	Subcutaneous injection	Animals	80 sprague dawley rats		$2,235.20
	Intravenous injection	Animals	80 sprague dawley rats		$2,235.20
New behavior models	Forced swim test	Animals equipment	100 sprague dawley rats chambers	$ $	2,794.00 1,000.00
In Vivo CRF-R1 studies	TCAP/CRF interaction	Animals	80 sprague dawley rats		$2,235.20
Behavioural Studies	General	Personnel	Full time animal technician		$20,000.00
		Consummables	Surgical supplies Pharmaceuticals Misc lab supplies	$ $ $	4,000.00 1,000.00 1,000.00
Development of TCAP assay		Animals Consummables Consummables Consummables Consummables	20 sprague dawley rats isotopes secondary antisera scintillation tubes and reagents misc lab supplies	$ $ $ $ $	558.80 3,000.00 2,000.00 2,000.00 1,500.00
TCAP degradation studies	In vivo	animals connsumables	10 sprague dawley rats electrophoresis reagents	$ $	279.40 2,500.00
	In vitro	animals connsumables	10 sprague dawley rats electrophoresis reagents	$ $	279.40 1,000.00
TCAP partitioning studies	Synthetic TCAP injection	Animals consummables consummables	40 sprague dawley rats Radioimmunoassay reagents Misc lab supplies	$ $ $	1,117.60 1,000.00 1,000.00
Peptide Studies	General	personnel	Full time post doctoral scientest		$17,500.00
Total					$70,234.80

Project Timeline

AMENDING AGREEMENT #1 between

Protagenic Therapeutics, Inc. and the Governing Council of the University of Toronto

APPENDIX “B”

Revised Budget

Cash Payment

	First Installment	Second Installment	Final Installment
Direct Costs	CDN$45,913	CDN$70,235	CDN$98,808
O/H Cash	CDN$6,887	CDN$10,535	CDN$14,822
Total Cash	CDN$52,800	CDN$80,770	CDN$113,630

Additional Consideration

As consideration for an overhead cost of 15% of direct costs for a two (2) year period beginning on the Effective Date, the University shall receive an option to purchase 30,000 shares of the Company’s Common Stock, representing 3% of the Company’s outstanding Common Stock upon formation, at an exercise price of US$1.00 per share (the “Options”). Commencing on the Effective Date, the Options shall vest on a monthly basis over a two (2) year period, subject to continuation of research by the University under this Agreement, so that 1/24th of the Options shall vest each month during such two (2) year period. The Options shall expire on August 31, 2009.

Schedule C

Milestones

Event	Payment
IND submitted after efficacy demonstrated in non-human primates (“IND Submission”), per IND candidate	$100,000
Phase I End	$100,000
Phase II End	$100,000
Phase III End	$100,000

Schedule D

University of Toronto Confidential Invention Disclosure

Appendix A

UNIVERSITY OF TORONTO INVENTIONS POLICY

CONFIDENTIAL INTELLECTUAL PROPERTY DISCLOSURE

Office of the Vice President • Research and Associate Provost

27 Kings College Circle, Room 133-S

Tel: (416) 978-7833 Fax: (416) 978-5821 email: monique.mcnaughton@utoronto.ca

1. Title: Selected Targeting of Residue Motifs (STORM): a novel algorithmic method to predict bioactive peptides in genome databases

2. a) University of Toronto Inventors/Major Contributors:

SURNAME, GIVEN NAMES	UNIVERSITY PERSONNEL NO.	DEPARTMENT (LIST ANY CROSS APPOINTMENTS OR AFFILIATED INSTITUTIONS)	AFFILIATION WITH UNIVERSITY (i.e., faculty, res. assoc., post- doc, student, staff, visitor, etc.)	CURRENT ADDRESS, PHONE, FAX, EMAIL
Lovejoy, David A.	001012872	Zoology	Faculty	25 Harbord St t. (416) 946-7259 f. (416) 978-8532 dlovejoy@zoo.utoronto.ca

2. b) External Inventors/Major Contributors:

(Please provide names and affiliations of non-University of Toronto individuals who have made a creative contribution to this Intellectual Property, i.e. sponsor employees, academic collaborators, etc.)

No external inventors or contributors were part of the development of this intellectual property

3. Description:

(Please highlight the novelty or patentable aspects of this Intellectual Property; attach a separate sheet if necessary)

STORM is an algorithm to identify the functional regions in a peptide by examining the structure of orthologous peptides across taxa, and the structure of paralogous peptides within taxa. STORM is unique from other algorithmic methods to predict structure by its use of comparative phylogenetic information to determine the probability of particular amino acid substitutions within a sequence. Thus STORM utilizes animal phylogeny models based on both palaeontological data as well as molecular data. This information is used to construct a hypothetical functional ancestor where sets of common amino acid motifs are identified. The sequence and relative position of the motifs are used to search databases for related sequences. STORM can therefore be used to discover new bioactive proteins and peptides, new functions of known peptides and proteins, functional regions within peptides and proteins, and to design new peptides with novel properties.

DATE RECEIVED: November 19, 2004 DISCLOSURE REFERENCE NO.: 10001238

  Confidential Intellectual Property Disclosure (inventions Policy)

January/03

4. How was the work leading to this Intellectual Property funded? i.e., salaries, equipment used, supplies, etc.

This work has not been funded.

SPONSOR	GRANT OR CONTRACT FUND #	INTELLECTUAL PROPERTY TERMS & CONDITIONS
n/a	n/a	n/a

5. Where did the work leading to this Intellectual Property take place?

The STORM algorithm was developed entirely at the Dept of Zoology, University of Toronto, as a means of attempting to identify new families of peptides associated with stress and anxiety.

6. Is this Intellectual Property subject to any software licence, material transfer, confidentiality, nondisclosure, collaboration or other agreement, written or oral, not referenced In Section 4?

☒ NO             ☐ YES (If “Yes”, please provide details)

7. What are the potential applications and/or sources of revenue from this Intellectual Property?

The STORM algorithm can be used to identify new peptide hormones, their receptors and regulatory proteins. These in tum can be used as targets for the development of new pharmacological therapeutics. STORM can also be used to design amino acid (ie peptide) based drugs. With respect to basic science STORM can be used to identify previously unknown paralogous peptide and proteins to understand the physiological regulation of a particular system and also help establish the phylogenetic interrelationships of species. Thus the STORM algorithm is likely to be of interest to scientists in both commercial and academic settings.

8. Warranty:

I/We, the Inventors/Contributors listed in Section 2(a), have read, understood and agree to all of the preceding and declare that all of the information provided in this disclosure is complete and correct. To the best of our knowledge, all persons who might legally make an ownership claim in this Intellectual Property are identified in Section 2(a) and 2(b).

/s/ David Lovejoy	Nov 14
Signature	Date
Typed Name:
David Lovejoy

For more information on University of Toronto Intellectual property policies, please call 416-978-7833 or access http://www.library.utoronto.ca/techtran/.

For information on commercialization processes and procedures please call the Innovations Foundation at 416-978-5117.

Confidential Intellectual Property Disclosure (Inventions Policy)

January/03